Exhibit 10.4
EMPLOYMENT AGREEMENT

OF

RICHARD H. BUENTING

This Employment Agreement is between you, Richard H. Buenting, and Road and Highway Builders, LLC ("RHB") and is intended to become effective on October 31, 2007, the closing date of the purchase by Sterling Construction Company, Inc. or its assignee ("SCC") of all of the membership interests in RHB (the "Closing Date.")  It provides for your employment on the following terms and conditions:

Term of this Agreement:
This Employment Agreement begins on the Closing Date and continues until 5:00 p.m. Pacific Time on the last day of the forty-second full calendar month following the month in which the Closing Date occurs.

Your Annualized Salary:
RHB will pay you an annualized salary of $150,000, which will be paid to you in installments at the same time and for the same period as other employees of RHB are paid and will be subject to annual review for merit increases.

Your Bonus	You will be eligible to earn a bonus based on predetermined goals that is structured to offer you a potential maximum annual bonus equal to 100% of your annualized salary.

Your Responsibilities:
You will perform the duties and responsibilities of the chief executive officer of RHB, and will report to Joseph P. Harper, Sr., President of SCC.  However, this reporting relationship is subject to change from time to time by SCC as the business requires.

Your Benefits:	You will be eligible to participate in the same health, vacation, and other benefit plans and in the same manner and to the same extent as other senior managers of RHB.

Business Expenses:	RHB will reimburse to you in accordance with its expense reimbursement policy the reasonable business expenses that you incur in the performance of your responsibilities.

Confidential Information:	You understand and agree that —

	•	You are required to hold the confidential and proprietary information of RHB and its affiliated companies in confidence and not to disclose it to anyone outside of RHB and its affiliated companies;

	•	You may only use that confidential information for the benefit of RHB and its affiliated companies and not for the benefit of any other company or person; and

	•	Your obligations regarding confidential information continues not only while you are an employee of RHB, but also after you are no longer an employee of RHB for any reason.
Termination of Employment:
Because of your Death:	If you should die during the term of this Agreement, RHB will pay to your estate —

	•	Your accrued but unpaid salary and any accrued but unused vacation time through the date of your death;

	•	Any unpaid bonus for the calendar year immediately preceding the year of your death; and

•
A portion of any bonus to which you are entitled based on the number of days elapsed between the first day of the calendar year in which your death occurs and the date of your death and the extent to which, if at all, the goals and objectives on which your bonus is based have been achieved in that year

Because of your Permanent Disability
If in the good faith judgement of RHB you become permanently disabled during the term of this Agreement, RHB may terminate your employment effective upon giving you written notice.  In that event, RHB will pay you or your personal representative, as the case may be —

	•	Your accrued but unpaid salary and any accrued but unused vacation time through the date of the termination of your employment;

	•	Any unpaid bonus for the calendar year immediately preceding the year in which you become permanently disabled; and

•
A portion of any bonus to which you are entitled based on the number of days elapsed between the first day of the calendar year in which you become permanently disabled and the date your employment terminates and the extent to which, if at all, the goals and objectives on which your bonus is based have been achieved in that year

For Cause:
RHB may terminate your employment for "Cause" (as defined below) effective upon giving you written notice of termination.  In that event, RHB will pay you for the period through the date of termination your accrued but unpaid salary and any accrued but unused vacation time.

After the date of the termination of your employment for Cause, RHB will not pay you any bonus that you might otherwise have earned had your employment not been terminated.

Definition of Cause:	"Cause" means any one or more of the following —

	•	Willful misconduct by you in the performance of your responsibilities;

	•	Gross insubordination by you;

	•	A continuing failure by you to perform your duties and responsibilities (except because of your death or permanent disability);

	•	A breach by you of your obligations regarding non-disclosure of RHB's confidential information;

	•	Any act of fraud or dishonesty by you;

	•	Your use of illegal drugs; or

	•	Being charged with the commission of a felony.

Resignation:
You may resign your employment by giving RHB and SCC one hundred eighty days' prior written notice thereof.  In that event, RHB will pay you your salary for the period through the effective date of your resignation and for any accrued but unused vacation time at the effective date of your resignation.

RHB will not pay you any bonus that had not already been paid to you before the date of your notice of resignation.

Richard H. Buenting Employment Agreement

Your notice of resignation may be considered by RHB to be a resignation by you of any one or more of the positions that you then hold in RHB or its affiliated companies.

Non-Competition/Non-Solicitation	During the term of this Agreement, you agree that you will not —

• Render services or advice (whether for compensation or without compensation) to any person or organization with respect to or involving heavy civil construction; or

•
Recruit or otherwise solicit or induce any of RHB's employees or the employees of any of RHB's affiliates to terminate their employment with, or otherwise cease their relationships with, RHB or such affiliates.

The restrictions set forth above regarding non-competition and non-solicitation are considered by you and RHB to be reasonable for the purposes of protecting RHB's business and its confidential and proprietary information.  However, if any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too great a range of activities, or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

For the avoidance of doubt, the construction of residential and commercial developments shall not be considered competitive with RHB's business.

You and RHB have signed this Agreement to be effective on the date written above intending to be legally bound by its terms and conditions.

Road and Highway Builders, LLC
By: Sterling Construction Company, Inc. its Manager

By:	/s/ Joseph P. Harper, Sr.	/s/ Richard H. Buenting
	Joseph P. Harper, Sr.	Richard H. Buenting
President

Date signed: October 31, 2007		Date signed: October 31, 2007

Richard H. Buenting Employment Agreement